Exhibit 99.1

Lulus Reports Second Quarter 2023 Results and Updates Full Year 2023 Guidance

Net Revenue of $106.1 million, down 19% from Second Quarter 2022, up 2.5% from Second Quarter 2021

Significant Sequential Improvement in Gross Margin Rate of 44.7%, up 300bps from First Quarter 2023

CHICO, Calif., August 8, 2023 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the second quarter ended July 2, 2023, and updated its full-year 2023 financial guidance.

Crystal Landsem, CEO of Lulus, said:

“As previously disclosed in our preliminary release, during the second quarter of 2023, we experienced headwinds related to choppiness in consumer demand, macroeconomic uncertainties and elevated return rates that led to year-over-year net revenue and Adjusted EBITDA declines that missed our expectations. Topline demand fell short of our expectations and return rates increased by more than anticipated, which drove a 19% year-over-year decline in net revenue in the second quarter. Nevertheless, we are pleased with the progress that was made in the quarter with a 300bps sequential Gross Margin rate improvement as a result of higher merchandise margin and improved per order shipping costs driven by the actions we have taken to optimize our shipping network. Our business continued to generate liquidity as evidenced by a $14 million year-over-year increase in quarterly cash provided by operating activities and a $15 million year-over-year increase in quarterly Free Cash Flow.  During the second quarter, we paid down our revolving line of credit by $5 million and reduced our Net Debt by approximately $3.1 million.

We have also accelerated efforts to adapt to changing consumer behaviors and meet our customer where and how they shop. In early July, as part of our strategy to explore new growth opportunities and strengthen our brand awareness, we signed a short-term lease for a retail location on Melrose Avenue in Los Angeles to connect with our customers in-person. We are excited to find new and creative ways to engage and delight our customers, enhance our brand’s reputation and further support our growth.”

Second Quarter 2023 Highlights:

●	Net revenue of $106.1 million, a 19% decrease compared to the second quarter of 2022, driven by a 16% decrease in Total Orders Placed, a 1% decrease in Average Order Value (“AOV”), as well as higher markdowns and return rates. Net revenue increased 2.5% from the second quarter of 2021.
●	Active Customers of 3.1 million, a 5% decrease compared to the second quarter of 2022 and a 45% increase from the second quarter of 2021.
●	AOV of $135, a decrease of 1% compared to $137 in the second quarter of 2022 and a 12% increase from the second quarter of 2021.
●	Gross Margin decreased 110 basis points to 44.7% and gross profit decreased 21%, in each case compared to the second quarter of 2022 and improved sequentially compared to the first quarter 2023 by 300 basis points and 25%, respectively.
●	Interest expense of $0.4 million, compared to $0.2 million in the second quarter of 2022.
●	Net loss of $2.6 million, compared to net income of $6.0 million in the second quarter of 2022.
●	Adjusted EBITDA of $4.2 million, compared to $14.8 million in the second quarter of 2022.
●	Net cash provided by operating activities was $4.6 million, compared to $9.7 million of net cash used by operating activities in the second quarter of 2022. Free Cash Flow was $4.0 million, compared to ($10.7) million in the second quarter of 2022.
●	Revolving line of credit balance decreased by $5 million and $10 million during the thirteen and twenty-six weeks ended July 2, 2023, respectively, from the balance as of January 1, 2023. Net Debt decreased by $3.1 million and $5.7 million during the thirteen and twenty-six weeks ended July 2, 2023, respectively, from the balance as of January 1, 2023.

	Thirteen Weeks Ended
	July 2, 2023	July 3, 2022	YoY Change

	(In thousands, except percentages)
Net revenue	$106,122	$131,512	(19)%
Gross profit	$47,396	$60,167	(21)%
Gross Margin*	44.7%	45.8%	(110)	bps
Net (loss) income	$(2,597)	$5,999	NM
Adjusted EBITDA*	$4,219	$14,793	(71)%
Diluted net (loss) income per share attributable to common stockholders	$(0.07)	$0.15	NM
Active Customers*	3,080	3,250	(5)%
Net cash provided by (used in) operating activities	$4,646	$(9,660)	NM
Free Cash Flow*	$3,963	$(10,725)	NM

NM – not meaningful

* Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Updating Financial Outlook for Full Year 2023:

We continue to view the current macroeconomic headwinds as temporary factors impacting our business.  We remain highly confident in the long-term growth trajectory of our business and are as committed as ever to growing our brand. However, in light of our soft year-to-date results and our expectations of a continued choppy macroeconomic environment, we are providing a more cautious outlook for the full year 2023.

●	We expect net revenue between $355 million and $375 million, a decline of between 19% and 15% compared to 2022.
●	Adjusted EBITDA is expected to be between $5 million and $10 million, a decline of between 83% and 66% compared to 2022, reflecting investments in key growth opportunities.
●	We expect reported interest expense to be approximately $1.6 million, a 45% increase compared to 2022, which reflects the impact of higher interest rates offsetting lower expected revolver balances.
●	We expect capital expenditures to be between $5.0 million and $6.0 million, an increase of between 0% and 20% compared to 2022.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, and shipping costs. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to pockets of continued inflation, higher interest rates, the resumption of student loan interest and payments, combined with less predictable consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2023	2022	2023	2022
Net revenue	$106,122	$131,512	$197,098	$243,414
Cost of revenue	58,726	71,345	111,741	130,269
Gross profit	47,396	60,167	85,357	113,145
Selling and marketing expenses	24,670	25,851	44,159	47,737
General and administrative expenses	24,396	23,392	48,744	51,226
(Loss) income from operations	(1,670)	10,924	(7,546)	14,182
Interest expense	426	157	949	365
Other income, net	(373)	(27)	(446)	(81)
(Loss) income before provision for income taxes	(1,723)	10,794	(8,049)	13,898
Income tax provision	874	4,795	166	5,856
Net (loss) income and comprehensive (loss) income	$(2,597)	$5,999	$(8,215)	$8,042

Basic earnings per share	$(0.07)	$0.16	$(0.21)	$0.21
Diluted earnings per share	$(0.07)	$0.15	$(0.21)	$0.21
Basic weighted-average shares outstanding	39,680,908	38,535,409	39,457,607	38,316,895
Diluted weighted-average shares outstanding	39,680,908	38,992,901	39,457,607	38,555,919

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	July 2,	January 1,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$5,947	$10,219
Accounts receivable	3,111	3,908
Inventory, net	46,232	43,186
Assets for recovery	4,749	3,890
Income tax refund receivable	3,459	4,078
Prepaids and other current assets	4,104	3,738
Total current assets	67,602	69,019
Property and equipment, net	4,134	4,391
Goodwill	35,430	35,430
Tradename	18,509	18,509
Intangible assets, net	3,212	3,090
Lease right-of-use assets	31,119	32,514
Other noncurrent assets	4,696	4,251
Total assets	$164,702	$167,204
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,235	$5,320
Accrued expenses and other current liabilities	18,394	17,976
Returns reserve	11,998	9,066
Stored-value card liability	12,356	10,828
Lease liabilities, current	5,054	4,456
Total current liabilities	57,037	47,646
Revolving line of credit	15,000	25,000
Lease liabilities, noncurrent	27,187	29,042
Other noncurrent liabilities	804	623
Total liabilities	100,028	102,311

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized, and 40,140,911 and 39,259,328 shares issued and outstanding as of July 2, 2023 and January 1, 2023, respectively	40	39
Additional paid-in capital	246,720	238,725
Accumulated deficit	(182,086)	(173,871)
Total stockholders' equity	64,674	64,893
Total liabilities and stockholders' equity	$164,702	$167,204

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twenty-Six Weeks Ended
	July 2,	July 3,
	2023	2022
Cash Flows from Operating Activities
Net (loss) income	$(8,215)	$8,042
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,306	1,850
Noncash lease expense	1,753	1,545
Amortization of debt discount and debt issuance costs	78	79
Equity-based compensation expense	9,029	8,591
Deferred income taxes	(1,569)	(1,298)
Loss on disposal of property and equipment	—	6
Changes in operating assets and liabilities:
Accounts receivable	797	(858)
Inventories	(3,046)	(26,399)
Assets for recovery	(859)	(1,637)
Income taxes payable	1,653	2,845
Prepaid and other current assets	(497)	396
Accounts payable	3,916	4,188
Accrued expenses and other current liabilities	4,756	14,730
Operating lease liabilities	(1,635)	(1,038)
Other noncurrent liabilities	(116)	(454)
Net cash provided by operating activities	8,351	10,588
Cash Flows from Investing Activities
Capitalized software development costs	(1,026)	(1,247)
Purchases of property and equipment	(726)	(1,394)
Other	—	(97)
Net cash used in investing activities	(1,752)	(2,738)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	5,000	10,000
Repayments on revolving line of credit	(15,000)	(20,000)
Proceeds from issuance of common stock under employee stock purchase plan (ESPP)	269	—
Principal payments on finance lease obligations	(497)	(344)
Payment of offering costs related to the IPO	—	(542)
Withholding tax payments related to vesting of RSUs	(637)	—
Other	(6)	(23)
Net cash used in financing activities	(10,871)	(10,909)
Net decrease in cash, cash equivalents and restricted cash	(4,272)	(3,059)
Cash, cash equivalents and restricted cash at beginning of period	10,219	11,908
Cash, cash equivalents and restricted cash at end of period	$5,947	$8,849

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$5,947	$8,343
Restricted cash	—	506
Total cash, cash equivalents and restricted cash, end of period	$5,947	$8,849

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Tuesday, August 8, 2023, to discuss its second quarter 2023 results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13739396.

About Lulus

Lulus is a customer driven, digitally native fashion brand for women. Based in California and serving millions of customers worldwide, Lulus develops styles with the customer in mind, using direct consumer feedback and insights to refine its products. With fresh inventory hitting the site almost daily, Lulus features on-trend, high-quality, must-have pieces, at affordable prices. As a brand built on customer feedback, Lulus puts an extreme focus on providing exceptional customer service and a personalized shopping experience. The brand’s world class personal stylists, bridal concierge, and customer care team take pride in offering a personalized shopping experience to every customer. Lulus was founded in 1996. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectation of continued choppiness in consumer demand, macroeconomic uncertainties and elevated return rates, and our financial outlook for the fiscal year ending December 31, 2023. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the following: risks related to our operations and financial results; our ability to successfully maintain our desired merchandise assortment or manage our inventory effectively; demand for our products, including our ability to anticipate, identify, measure, and respond quickly to fashion trends, customer preferences and demands; our ability to anticipate, measure and establish appropriate policies for customer merchandise returns; general economic conditions, including inflation; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract and retain customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; system security risks including security breaches; our ability to fulfill orders; and the continued impact of the COVID-19 pandemic on our business. These and other important factors discussed under the caption “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended January 1, 2023, and its other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. A reconciliation of Adjusted EBITDA guidance to net (loss) income on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to equity-based compensation expense and income tax, all of which are adjustments to Adjusted EBITDA. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation expense. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on de-duplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define Average Order Value (“AOV”) as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less cash used for capitalized software development costs and purchases of property and equipment.  We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Debt

Net Debt is defined as total debt, which currently consists of the revolving line of credit, long-term, less cash and cash equivalents.  We consider Net Debt to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022

	(In thousands, except Average Order Value and percentages)
Gross Margin	44.7%	45.8%	43.3%	46.5%
Net (loss) income	$(2,597)	$5,999	$(8,215)	$8,042
Adjusted EBITDA	$4,219	$14,793	$4,235	$24,704
Adjusted EBITDA Margin	4.0%	11.2%	2.1%	10.1%
Average Order Value	$135	$137	$132	$135
Active Customers	3,080	3,250	3,080	3,250

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Debt from Total Debt as of July 2, 2023, April 2, 2023 and January 1, 2023, respectively, is as follows:

	As of
	July 2, 2023	April 2, 2023	January 1, 2023

	(In thousands)
Total Debt	$(15,000)	$(20,000)	$(25,000)
Cash and cash equivalents	5,947	7,829	10,219
Net Debt	$(9,053)	$(12,171)	$(14,781)

(1) Consists of the revolving line of credit, long term

A reconciliation to non-GAAP Adjusted EBITDA from net (loss) income for the thirteen and twenty-six weeks ended July 2, 2023 and July 3, 2022 is as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022

	(In thousands, except percentages)
Net (loss) income	$(2,597)	$5,999	$(8,215)	$8,042
Excluding:
Depreciation and amortization	1,185	1,009	2,306	1,850
Interest expense	426	157	949	365
Income tax provision	874	4,795	166	5,856
Equity-based compensation expense (1)	4,331	2,833	9,029	8,591
Adjusted EBITDA	$4,219	$14,793	$4,235	$24,704
Net (loss) income margin	(2.4)%	4.6%	(4.2)%	3.3%
Adjusted EBITDA margin	4.0%	11.2%	2.1%	10.1%

(1)	The thirteen weeks ended July 2, 2023 and July 3, 2022 include equity-based compensation expense for restricted stock unit (“RSU”) awards granted during the period, as well as equity-based awards granted in prior periods. The twenty-six weeks ended July 2, 2023 include equity-based compensation expense for performance stock units and RSU awards granted during the period, accelerated expense associated with the voluntary forfeiture of stock options, and equity-based awards granted in prior periods. The twenty-six weeks ended July 3, 2022 include equity-based compensation expense for RSU awards granted during the period, as well as equity-based awards granted in prior periods.

A reconciliation to non-GAAP Free Cash Flow from net cash provided by (used in) operating activities for the thirteen and twenty-six weeks ended July 2, 2023 and July 3, 2022 is as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net cash provided by (used in) operating activities	$4,646	$(9,660)	$8,351	$10,588
Capitalized software development costs	(475)	(647)	(1,026)	(1,247)
Purchases of property and equipment	(208)	(418)	(726)	(1,394)
Free Cash Flow	$3,963	$(10,725)	$6,599	$7,947

Contact

Tiffany R. Smith

Chief Financial Officer

investors@lulus.com